Exhibit 99.1

Royale signs joint venture to EXPAND DRILLING in Rio Vista Field

October 22, 2018 -- San Diego, California – Royale Energy, Inc. (OTCQB: ROYL), announces it has entered into an agreement to drill 30 wells throughout the Rio Vista field, the largest dry gas field in California. The agreement will provide Royale up to 3 years in which to drill to any of the multiple, stacked productive formation in this prolific and historic property.  The Rio Vista field was discovered in 1936 and has produced approximately 4 trillion cubic feet from more than 15 stacked gas reservoirs.

This new agreement expands the joint venture development area to the entire Rio Vista field. Royale will now have access to a larger area and more reservoirs to drill lower risk infill development wells, with significantly larger reserves, than had been available under prior agreement. Royale’s ability to drill low risk undeveloped reserves has increased by an order of magnitude in a prolific, underdeveloped gas field.

The joint venture will lead to multiple years of drilling activity at Rio Vista at a time of upward trending natural gas prices due to declining natural gas inventories nationwide.

About Royale Energy. Inc.

Royale Energy, Inc. (OTCQB: ROYL) is an independent exploration and production company focused on the acquisition, development, and marketing of oil and natural gas. The Company has its primary operations in California’s Los Angeles and Sacramento Basins.

Forward-Looking Statement

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:

Royale Energy, Inc.

Chanda Idano

Director of Marketing & PR

619-383-6600

chanda@royl.com

http://www.royl.com